Exhibit 99.1
Access Capital Strategies Community Investment Fund, Inc.
June 30, 2006
     On February 15, 2006, BlackRock, Inc. (“BlackRock”) and Merrill Lynch & Co., Inc. (“ML & Co.”) reached an agreement to contribute ML & Co.’s investment management business, including Merrill Lynch Investment Managers (“MLIM”) and certain affiliates, to BlackRock to create a new asset management firm. The transaction has been approved by the boards of directors of both ML & Co. and BlackRock and is expected to close in the third quarter of 2006.
     On June 27, 2006, the Board of Directors of Access Capital Strategies Community Investment Fund, Inc. (the “Fund”) directed Access Capital Strategies LLC, the Fund’s adviser, to solicit proposals for a new sub-manager in anticipation that the transaction between BlackRock and ML & Co. will result in the termination of the Sub-Management Agreement under which MLIM currently provides services to the Fund, and MLIM will cease to serve as the Fund’s Sub-Manager after the transaction with BlackRock has been consummated. In response to this solicitation, it will be necessary for the Fund’s Board of Directors and its Shareholders to consider and approve the execution of any agreement for the provision of advisory or management services that may be accepted in response to this solicitation.
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Contact:
Ronald A. Homer
Chairman
(617) 236-7274
David F. Sand
Chief Executive Officer
(617) 236-7274